Exhibit 5

[Lyondell letterhead]

May 19, 2005

Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Lyondell Chemical Company (the “Company”). This opinion is furnished to you in connection with the registration under the Securities Act of 1933, as amended, of 3,610,000 shares (the “Shares”) of common stock, par value $1.00 per share, of the Company (“Common Stock”), together with the associated right to purchase shares of the Common Stock (the “Rights”) pursuant to the Rights Agreement, dated December 8, 1995 (the “Rights Agreement”), as amended to date, between the Company and the rights agent (the “Rights Agent”), that may be issued under the Equistar Chemicals, LP Savings and Investment Plan and the Equistar Chemicals, LP Savings and Investment Plan for Hourly Represented Employees (the “Plans”). In such capacity, I am familiar with the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and the Rights Agreement, as well as the Plans. In addition, I, or attorneys working under my supervision, have examined records of relevant corporate proceedings with respect to the offering of the Shares (and the associated Rights) under the Plans and such other records, instruments and documents pertaining to the Company that I have deemed necessary for purposes of delivering this opinion. I have also examined the Company’s Registration Statement on Form S-8 to which this opinion is an exhibit (“Registration Statement”). I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents examined as originals, the conformity to original documents of all documents examined as certified or photostatic copies and the authenticity of the originals of such copies. In addition, in giving the opinion set forth in paragraph 2 below, I have assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and constitutes a legal, valid and binding obligation of the Rights Agent. I note that the enforceability of the Rights against the Company may depend on the determination of a court of the State of Delaware or other competent jurisdiction that a decision of the Company’s Board of Directors to maintain the Rights Agreement or to decline to redeem the Rights or take other future actions with respect to the Rights is a reasonable response to any particular threat to the Company. In addition, I have assumed that the consideration received by the Company for the Shares will not be less than the par value of the Shares.

Based on the foregoing and having regard for such legal considerations as I have deemed relevant, I am of the opinion that:

1.	The Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plans, will be duly and validly issued, fully paid and nonassessable.

2.	The issuances of the Rights associated with the Shares have been duly authorized by all requisite corporate action on the part of the Company and, upon issuance in connection with the issuance of the associated Shares as provided in paragraph 1 above and in accordance with the terms of the Rights Agreement, the Rights associated with such Shares will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof is subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The foregoing opinion is limited in all respects to matters governed by the General Corporation Law of the State of Delaware, which includes statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and the federal laws of the United States of America, to the extent applicable. I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Sincerely,

/s/ Kerry A. Galvin
Senior Vice President, General Counsel and Secretary